December 2009
Preliminary Terms No. 16
Registration Statement No. 333-155535
Dated November 25, 2009
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value. These investments allow investors to capture enhanced returns when the underlying asset declines in value. The enhancement typically applies only for a certain range of negative price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity. The Bear Market PLUS are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:

January 31, 2011, subject to adjustment for certain market disruption events and as described under “Description of Bear Market PLUS — Payment at Maturity” in the accompanying product supplement no. MS-6-A-I.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:
  If the final index value is less than the initial index value, for each $10 principal amount Bear Market PLUS,
  $10 + enhanced downside payment
  In no event will the payment at maturity exceed the maximum payment at maturity.

  If the final index value is greater than or equal to the initial index value, for each $10 principal amount Bear Market PLUS,
  $10 – upside reduction amount
  In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:

January 26, 2011, subject to adjustment for certain market disruption events and as described under “Description of Bear Market PLUS — Payment at Maturity” in the accompanying product supplement no. MS-6-A-I.

Leverage factor:	300%
Maximum payment at maturity:

$11.40 to $11.80 per Bear Market PLUS (114% to 118% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date and will not be less than $11.40 or greater than $11.80.

Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	December , 2009 (expected to price on or about December 23, 2009)
Original issue date:	December , 2009 (5 business days after the pricing date)
CUSIP:	46634E833
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and Issue Price:	Price to Public(1)(2)	Fees and Commissions(3)	Proceeds to Issuers
Per Bear Market PLUS
	$10	$0.20	$9.80
Total
	$	$	$
(1)

The price to the public includes the estimated cost of hedging our obligations under the Bear Market PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-16 of the accompanying product supplement no. MS-6-A-I.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Bear Market PLUS. Please see “Syndicate Information” on page 5 for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MSSB exceed $0.20 per $10 stated principal amount Bear Market PLUS. See “Underwriting (Conflicts of Interest)” beginning on page PS-47 of the accompanying product supplement no. MS-6-A-I.

Investing in the Bear Market PLUS involves a number of risks. See “Risk Factors” on page PS-6 of the accompanying product supplement no. MS-6-A-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Bear Market PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Bear Market PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-6-A-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement no. MS-6-A-I dated November 25, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209004448/e37086_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 535-9248.

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview
Bear Market Performance Leveraged Upside SecuritiesSM

The S&P 500® Index Bear Market PLUS (the “Bear Market PLUS”) can be used:

  As an alternative to a direct short exposure to the underlying index that enhances returns for a certain range of negative performance of the underlying index, and includes a minimum payment at maturity of 20% of your initial investment

  To enhance returns and potentially outperform a short strategy on the underlying index in a moderately bearish scenario

  To potentially achieve similar levels of short exposure to the underlying index as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the underlying index, subject to the minimum payment at maturity.

Maturity:	13 months
Leverage factor:	300%
Maximum payment at maturity:	$11.40 to $11.80 per Bear Market PLUS (114% to 118% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on November 24, 2009:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,105.65
52 Weeks Ago:	887.68
52 Week High (on 11/17/2009):	1,110.32
52 Week Low (on 3/9/2009):	676.53

S&P 500® Index Historical Performance – Daily Closing
Values, January 2, 2004 to November 24, 2009

December 2009	Page 2

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 13 month investment offers 300% enhanced exposure to the downside movement of the underlying index, subject to a maximum payment at maturity of $11.40 to $11.80 per Bear Market PLUS (114% to 118% of the stated principal amount).

Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in the underlying index.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying index within a certain range of negative price performance.
Best Case Scenario

The underlying index decreases in value and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity of $11.40 to $11.80 per Bear Market PLUS (114% to 118% of the stated principal amount).

Worst Case Scenario

The underlying index increases in value and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 8)

  The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying index increases over the term of the Bear Market PLUS.

  No interest payments.

  Appreciation potential is limited to the maximum payment at maturity.

  The Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.

  The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited.

  The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

  The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the S&P 500® Index.

  Investing in the Bear Market PLUS is not equivalent to investing in a short position in the underlying index or the stocks composing the underlying index.

  Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS.

  Economic interests of the calculation agent and other affiliates of the issuer may be potentially adverse to investors.

  The tax consequences of an investment in the Bear Market PLUS are unclear.
December 2009	Page 3

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in product supplement no. MS-6-A-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based inversely upon the closing value of the underlying index on the valuation date. Subject to JPMorgan Chase & Co.’s ability to pay any amounts due on the Bear Market PLUS, under no circumstances will the payment at maturity on the Bear Market PLUS be less than $2.00 per Bear Market PLUS. The Bear Market PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
December , 2009 (expected to price on or about December 23, 2009)	December , 2009 (5 business days after the pricing date)

January 31, 2011, subject to postponement due to a market disruption event and as described under “Description of Bear Market PLUS — Payment at Maturity” in the accompanying product supplement no. MS-6-A-I.

Key Terms
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Issue price:	$10 per Bear Market PLUS (See “Syndicate Information” on page 5)
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
  If the final index value is less than the initial index value, for each $10 principal amount Bear Market PLUS,

  $10 + enhanced downside payment
  In no event will the payment at maturity exceed the maximum payment at maturity.

  If the final index value is greater than or equal to the initial index value, for each $10 principal amount Bear Market Plus,

  $10 – upside reduction amount
  In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Leverage factor:	300%
Index percent decrease:	(initial index value – final index value) / initial index value
Upside reduction amount:	$10 x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value on the pricing date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Valuation date:	January 26, 2011, subject to adjustment for certain market disruption events
Maximum payment at maturity:	$11.40 to $11.80 per Bear Market PLUS (114% to 118% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the third business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 8.

December 2009	Page 4

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
CUSIP:	46634E833
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-6-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Bear Market PLUS should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Bear Market PLUS should be treated as long-term capital gain or loss if you hold your Bear Market PLUS for more than a year, whether or not you are an initial purchaser of Bear Market PLUS at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Bear Market PLUS, in which case the timing and character of any income or loss on the Bear Market PLUS could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors — Other Risk Factors — The tax consequences of an investment in the Bear Market PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Bear Market PLUS.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Bear Market PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-6-A-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-6-A-I
Contact:

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information [MS TO UPDATE]
Issue price of the Bear Market PLUS	Commissions	Principal amount of Bear PLUS for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.9438	$0.1438	≥$3MM and ≤$5MM
$9.9250	$0.1250	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear Market PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS. We encourage you to read the accompanying product supplement no. MS-6-A-I prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2009	Page 5

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.40 per Bear Market PLUS (114% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

  If the final index value is less than the initial index value, then investors receive the $10 stated principal amount plus 300% of the decline in the underlying index over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of 95.3333% of the initial index value.

    If the underlying index depreciates 4%, the investor would receive a 12% return, or $11.20.

    If the underlying index depreciates 20%, the investor would receive only the hypothetical maximum payment at maturity of 114% of the stated principal amount, or $11.40.

  If the final index value is greater than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the underlying index, subject to the minimum payment at maturity of $2.00.

    If the underlying index appreciates 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

    If the underlying index appreciates 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.
December 2009	Page 6

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold an amount in cash based upon the index closing value of the underlying index on the valuation date, determined as follows:

If the final index value is less than the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $11.40 to $11.80, or 114% to 118% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   $10    ×    300%    ×    index percent decrease

and

index percent decrease	=	initial index value – final index value
initial index value

If the final index value is greater than or equal to the initial index value, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   $10    ×    index percent increase

and

index percent increase	=	final index value – initial index value
initial index value

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

December 2009	Page 7

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. MS-6-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

Structure Specific Risk Factors

  Bear Market PLUS do not pay interest and you could lose up to 80% of your principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Bear Market PLUS, subject to the credit risk of JPMorgan Chase & Co. If the final index value is greater than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index on the valuation date above the initial index value, subject to the minimum payment at maturity. Accordingly, you could lose up to 80% of your principal.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $11.40 to $11.80 per Bear Market PLUS (or 114% to 118% of the stated principal amount). Although the leverage factor provides 300% exposure to any decline in the value of the underlying index on the valuation date below the initial index value, because the payment at maturity will be limited to 114% to 118% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value decreases by 4.6667% (in the case where the maximum payment at maturity is 114% of the stated principal amount) to approximately 6% (in the case where the maximum payment at maturity is 118% of the stated principal amount) from the initial index value.

  The Bear Market PLUS are subject to the credit risk of JPMorgan Chase & Co., and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Bear Market PLUS.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the estimated cost of hedging the issuer’s obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The Bear Market PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Bear Market PLUS to maturity.

  Market price is influenced by many unpredictable factors. Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which JPMSI may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, expected volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

  Not equivalent to investing in or taking a short position with respect to the underlying index. Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

  Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
December 2009	Page 8

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Other Risk Factors

  Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors. We and our affiliates play a variety of roles in connection with the issuance of the Bear Market PLUS, including acting as calculation agent and hedging our obligations under the Bear Market PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS. The calculation agent will determine the initial index value and the final index value, and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index may affect the payout to you at maturity. In addition, we are currently one of the companies that make up the underlying index. We will not have any obligation to consider your interests as a holder of the Bear Market PLUS in taking any corporate action that might affect the value of the underlying index and the Bear Market PLUS.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Bear Market PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Bear Market PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially decrease the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Bear Market PLUS. Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.

  Secondary trading may be limited.The Bear Market PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Bear Market PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily. JPMSI may act as a market maker for the Bear Market PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the Bear Market PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Bear Market PLUS.

  The tax consequences of an investment in the Bear Market PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Bear Market PLUS, and we do not intend to request a ruling from the IRS regarding the Bear Market PLUS. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the Bear Market PLUS described in “Fact Sheet — General Information — Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-6-A-I. If the IRS were successful in asserting an alternative characterization or treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS could differ materially and adversely from our description herein. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Bear Market PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-6-A-I and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
December 2009	Page 9

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-6-A-I.

License Agreement between Standard & Poor’s and J.P. Morgan Securities Inc. "Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities Inc. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-6-A-I.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 2, 2004 through November 24, 2009. The closing value of the underlying index on November 24, 2009 was 1,105.65. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2004

First Quarter
	1,157.76	1,091.33	1,126.21
Second Quarter
	1,150.57	1,084.10	1,140.84
Third Quarter
	1,129.30	1,063.23	1,114.58
Fourth Quarter
	1,213.55	1,094.81	1,211.92
2005

First Quarter
	1,225.31	1,163.75	1,180.59
Second Quarter
	1,216.96	1,137.50	1,191.33
Third Quarter
	1,245.04	1,194.44	1,228.81
Fourth Quarter
	1,272.74	1,176.84	1,248.29
2006

First Quarter
	1,307.25	1,254.78	1,294.83
Second Quarter
	1,325.76	1,223.69	1,270.20
Third Quarter
	1,339.15	1,234.49	1,335.85
Fourth Quarter
	1,427.09	1,331.32	1,418.30
2007

First Quarter
	1,459.68	1,374.12	1,420.86
Second Quarter
	1,539.18	1,424.55	1,503.35
Third Quarter
	1,553.08	1,406.70	1,526.75
Fourth Quarter
	1,565.15	1,407.22	1,468.36
2008

First Quarter
	1,447.16	1,273.37	1,322.7
Second Quarter
	1,426.63	1,278.38	1,280.00
Third Quarter
	1,305.32	1,106.39	1,166.36
Fourth Quarter
	1,161.06	752.44	903.25
2009

First Quarter
	934.70	676.53	797.87
Second Quarter
	946.21	811.08	919.32
Third Quarter
	1,057.05	919.32	1,057.08
Fourth Quarter (through November 24, 2009)
	1,110.32	1,025.21	1,105.65

December 2009	Page 10

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the Bear Market PLUS will be made against payment for the Bear Market PLUS on or about the original issue date set forth on the front cover of these preliminary terms, which will be the fifth business day following the pricing date of the Bear Market PLUS (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bear Market PLUS on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the Bear Market PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Bear Market PLUS and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-15 of the accompanying product supplement no. MS-6-A-I.

December 2009	Page 11

Bear Market PLUS Based Inversely on the Value of the S&P 500® Index due January 31, 2011
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

You may revoke your offer to purchase the Bear Market PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Bear Market PLUS prior to their issuance. In the event of any changes to the terms of the Bear Market PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these Bear Market PLUS are a part, and the more detailed information contained in product supplement no. MS-6-A-I dated November 25, 2009.

This document, together with the documents listed below, contains the terms of the Bear Market PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-6-A-I, as the Bear Market PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-6-A-I dated November 25, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209004448/e37086_424b2.pdf
  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“Bear Market Performance Leveraged Upside SecuritiesSM” and “Bear Market PLUSSM” are service marks of Morgan Stanley.

December 2009	Page 12